EXHIBIT 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS [AMENDED AND RESTATED] CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of __________, is made and entered by and between Lincoln Electric Holdings, Inc., an Ohio corporation (the “Company”), and _____________ (the “Executive”).

RECITALS

A.	The Executive is a senior executive of the Company or one or more of its Subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company.

B.	The Company recognizes that, as is the case with virtually all publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty it may raise among management, may result in the distraction or departure of management personnel to the detriment of the Company and its stockholders.

C.	The Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control.

D.	The Company wishes to ensure that its senior executives are not unduly distracted by the circumstances attendant to the possibility of a Change in Control and to encourage the continued attention and dedication of such executives, including the Executive, to their assigned duties with the Company.

E.	The Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.

Accordingly, the Company and the Executive agree as follows:

1.	Certain Defined Terms. In addition to terms defined elsewhere herein, certain initial capitalized terms have the following meanings:

(a)	“Base Pay” means the Executive’s annual base salary at the rate as in effect from time to time.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cause” means that, prior to any termination pursuant to Section 3(b), the Executive has:

(i)	committed a criminal violation involving fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any Subsidiary;

(ii)	committed an intentional violation of the Lincoln Electric Code of Corporate Conduct and Ethics, or any successor document, in effect immediately prior to a Change in Control;

(iii)	committed intentional wrongful damage to property of the Company or any Subsidiary;

(iv)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(v)	committed intentional wrongful engagement in any of the activities set forth in the Proprietary Information, Inventions and Restrictive Covenant Agreement attached hereto as Annex B;

and, in each case, any such act shall have been demonstrably and materially harmful (including financially or reputationally harmful) to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” hereunder unless and until there is delivered to the Executive, prior to the date of the termination of the Executive’s employment (except in the case where facts and circumstances are discovered after the Executive’s Termination Date, as described below, in which case delivery will be made as soon as practicable after the adoption of the resolution described in this sentence), a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office (excluding the Executive if the Executive is then a member of the Board) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. In addition, the Executive will be deemed to have been terminated for Cause, and the Executive shall repay to the Company any amounts previously paid pursuant to this Agreement, if, within 12 months after the Executive’s Termination Date, facts and circumstances are discovered that would have justified a termination for Cause for the commission of a criminal violation involving fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any Subsidiary. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.

(d)	“Change in Control” means the occurrence during the Term of any of the following events:

(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(1)	for purposes of this Section 1(d)(i), the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii) below;

(2)	if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 1(d)(i)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control;

(3)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(4)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock of the Company, then no Change in Control will have occurred as a result of such Person’s acquisition; or

(ii)	a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)	the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii).

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change in Control.

(g)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)	“Good Reason” means the occurrence of one or more of the following events, without the Executive’s written consent:

(i)	A material diminution in the Executive’s Base Pay;

(ii)	A material diminution in the Executive’s authority, duties, or responsibilities;

(iii)	A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(iv)	A material reduction in the Executive’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company;

(v)	A material change in the geographic location at which the Executive must perform the services, which adds fifty (50) miles or more to the Executive’s one-way daily commute; and

(vi)	Any other action or inaction that constitutes a material breach by the Company of the Executive’s employment agreement, if any, or this Agreement.

A termination of employment by the Executive for one of the reasons set forth in clauses (i) – (vi), above, will not constitute “Good Reason” unless the Executive provides, within 90 days of the initial existence of the condition described in clauses (i) – (vi), above, written notice to the Company of the existence of the condition and the Company has not remedied such condition within 30 days of the receipt of such notice.

(i)	“Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company (each, a “Director”) and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of (including the settlement of) an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(j)	“Permanently Disabled” means that the Executive is disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to a Change in Control. In the event that the Company does not maintain a long-term disability plan immediately prior to a Change in Control, the Executive shall be considered “Permanently Disabled” if the Executive meets one of the following requirements: (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health or long-term disability plan or any similar plan maintained by a third party, but excluding governmental plans; or (iii) the Social Security Administration determines the Executive to be totally disabled.

(k)	“Release” means the General Release and Waiver of Claims in substantially the form attached hereto as Annex C.

(l)	“Release Effective Date” means the date on which the Release becomes fully effective and no longer subject to revocation by the Executive; provided, however, that if the maximum period in which the Release may be revoked ends in the year following the year in which the Executive incurs a separation from service (within the meaning of Section 409A) (or, if Section 3(c) applies, in the year following the year in which the Change in Control occurs) then the Release Effective Date shall be deemed to be the later of (i) the first business day in the year following the year in which the Executive incurs the separation from service (within the meaning of Section 409A) (or, if Section 3(c) applies, in the year following the year in which the Change in Control occurs) or (ii) the Release Effective Date (without regard to this proviso).

(m)	“Section 409A” mean Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

(n)	“Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death.

(o)	“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(p)	“Term” means the period commencing as of the date hereof and expiring on the close of business on December 31, 20__; provided, however, that:

(i)	commencing on January 1, 20__ and each January 1 thereafter, the Term will automatically be extended for an additional year unless, not later than June 30 immediately preceding the end of the Term (for example, June 30, 20__ in the case of the Term expiring on December 31, 20__), the Company, by action of the Board, or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended;

(ii)	if a Change in Control occurs during the Term, the Term will expire on the last day of the Severance Period;

(iii)	subject to Section 3(c), if, prior to a Change in Control, the Executive’s position in the Company is reduced in status such that the Executive is no longer a Tier I Executive, Tier II Executive or Tier III Executive (as defined in Annex A), the Term will automatically expire unless otherwise determined by the Board; and

(iv)	subject to Section 3(c), if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any Subsidiary, thereupon without further action the Term will automatically expire. For purposes of this Section 1(p)(iv), the Executive will not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of Executive’s employment between the Company and any Subsidiary, or among any Subsidiaries.

(q)	“Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which will be the date of termination), or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b).

(r)	“Voting Stock” means securities entitled to vote generally in the election of directors of the Company.

2.	Operation of Agreement. This Agreement will be effective and binding immediately upon its execution.

3.	Termination Following a Change in Control.

(a)	In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company or a Subsidiary during the Severance Period and the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

(i)	The Executive’s death;

(ii)	The Executive becomes Permanently Disabled; or

(iii)	Cause.

If, during the Severance Period, the Executive’s employment is terminated by the Company and all Subsidiaries other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4.

(b)	In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and all Subsidiaries during the Severance Period for Good Reason and the Executive will be entitled to the benefits provided by Section 4 regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment.

(c)	Any termination by the Company of the employment of the Executive, other than for Cause or pursuant to an individually negotiated arrangement, which occurs following the commencement of any discussion with a third person that results in a Change in Control within 12 months of such termination, will be deemed to be a termination of the Executive after a Change in Control and during the Severance Period for purposes of this Agreement, and in such event the Executive will be entitled to the benefits provided by Section 4.

4.	Severance Compensation and Change in Control Benefits.

(a)	(i) If, following the occurrence of a Change in Control, the Company and all Subsidiaries terminate the Executive’s employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates the Executive’s employment pursuant to Section 3(b), provided that the Executive has executed a Proprietary Information, Inventions and Restrictive Covenant Agreement substantially in the form attached hereto as Annex B and provided that, no later than forty-five (45) days after the Termination Date, the Executive executes the Release (and does not thereafter revoke the Release during any applicable revocation period), the Company (subject to Section 11(b)) will pay to the Executive the lump sum payment amounts described in Annex A within five business days after the Release Effective Date and will continue to provide to the Executive the benefits described in Annex A for the periods described therein.

(ii)    If the Executive becomes entitled to the benefits provided by this Section pursuant to Section 3(c), provided that the Executive has executed a Proprietary Information, Inventions and Restrictive Covenant Agreement substantially in the form attached hereto as Annex B and provided that, no later than forty-five (45) days after the date of the Change in Control, the Executive executes the Release (and does not thereafter revoke the Release during any applicable revocation period), the Company (subject to Section 11(b)) will pay to the Executive the lump sum payment amounts described in Annex A within five business days after the Release Effective Date and will continue to provide to the Executive the benefits described in Annex A for the periods described therein. Notwithstanding the foregoing, if the Change in Control is not a “change in control event” within the meaning of Section 409A and if the payment of the lump sum amounts or the provision of benefits pursuant to the preceding sentence would subject the Executive to penalty taxes under Section 409A, then such lump sum amounts shall be paid within five business days after, or such benefits shall commence to be provided after, the first to occur of the following (subject to Section 11(b)): (i) the first anniversary of the Executive’s separation from service (within the meaning of Section 409A), (ii) the Executive’s disability (within the meaning of Section 409A) or (iii) the Executive’s death.

(b)	Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column. Such interest will be payable at the same time as the underlying amount to which it relates. Any change in such prime rate will be effective on and as of the date of such change.

(c)	After the occurrence of a Change in Control, and without regard to any applicable vesting requirements, the Company will pay in cash to the Executive a lump sum amount equal to the sum of any unpaid incentive compensation that has been earned, accrued, allocated or awarded to the Executive for any performance period ending prior to the Termination Date (regardless of whether payment of such compensation is contingent on the continuing performance of services by the Executive).

(d)	Without regard to any applicable vesting requirements, within thirty (30) days after the occurrence of a Change in Control, the Company will pay in cash to the Executive a lump sum amount equal to the value of any annual bonus or long-term incentive pay (including, without limitation, any incentive-based annual cash bonuses and cash payments or awards under a long-term incentive plan, but not including any equity-based compensation or compensation provided under a qualified plan) earned, accrued, allocated or awarded with respect to the Executive’s service during a performance period or periods that include the date on which the Change in Control occurred and not previously paid to the Executive. Such amount will be equal to the product of (i) the higher of the plan target payout rate or the actual amount earned based on performance through the date of the Change in Control, multiplied by (ii) a fraction, the numerator of which is the number of days of the Executive’s participation during the applicable performance period to which the incentive pay relates (taking into account service rendered through the payment date), and the denominator of which is the aggregate number of days in such performance period.

(e)	All equity incentive awards, including any restricted stock awards, held by the Executive upon the occurrence of the Change in Control will be subject to the terms of the applicable plan, program or agreement under which such equity incentive awards were granted.

(f)	In the event of any termination of the Executive’s employment by the Company pursuant to Section 3(a) or Section 3(c), or by the Executive pursuant to Section 3(b), the Company or a Subsidiary will pay the Executive’s Accrued Obligations in connection with such termination. “Accrued Obligations” shall mean, as of the Termination Date, to the extent not theretofore paid, the sum of (i) the Executive’s Base Pay earned during the Term and through the Termination Date, (ii) the amount of any vested deferred compensation and other cash compensation accrued by the Executive as of the Termination Date that is not otherwise forfeitable, (iii) any accrued but unused vacation pay and any reimbursable expenses incurred by the Executive, in either case, as of the Termination Date, and (iv) all other benefits which have been earned and vested as of the Termination Date. For the purpose of this Section 4(f), except as provided in the applicable plan, program or policy, no discretionary compensation shall be deemed earned or vested until it is specifically approved by the Board in accordance with the applicable plan, program or policy. Accrued Obligations shall be paid in a lump sum in cash within thirty (30) days after the Termination Date; provided, however, that any portion of the Accrued Obligations that consists of bonus, deferred compensation, incentive compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the relevant plan, policy, program or agreement as applicable to the Executive.

(g)	A termination by the Company pursuant to Section 3(a) or Section 3(c), or by the Executive pursuant to Section 3(b), will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights will be governed by the terms thereof, except for any rights to severance compensation to which the Executive may be entitled upon termination of employment, which rights will be deemed to have been satisfied to the extent and only to the extent comparable benefits are provided under this Agreement.

(h)	Nothing in this Agreement will (i) be construed as creating an express or implied contract of employment, changing the status of the Executive as an employee at will, giving the Company or the Executive any right or duty to have the Executive remain in the employ of the Company or any Subsidiary prior to or following any Change in Control, or giving the Executive the right to any particular level of compensation or benefits, or (ii) interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Executive at any time with or without Cause, subject in either case to the obligations of the Company under this Agreement.

5.	Limitation on Payments and Benefits.

(a)

Notwithstanding any provision of this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties are incurred by the Executive with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Total Payments shall be reduced to the minimum extent necessary so that no amount of the Total Payments is subject to the Excise Tax (such amount, the “Reduced Amount”); provided, however, that the Total Payments shall not be so reduced if a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) determines that, without such reduction, the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code, federal, state, and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal income tax rate applicable to individuals under the Code in the calendar year in which the Change in Control occurs, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of the Change in Control, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code), an amount that is greater than the amount, on a net after-tax basis (determined in the same manner), that the Executive would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 shall be made in good faith by the Accounting Firm in a timely manner and shall be binding on the parties absent manifest error. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Accounting Firm and any other advisers retained by the Company to assist the Accounting Firm shall be borne solely by the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5, the Company will reduce the Executive’s payment and/or benefits, to the extent required, in the following order (but, in each case, only the portion thereof, if any, that has been determined by the Accounting Firm to be an “Excess Parachute Payment” within the meaning of Section 280G of the Code): (i) the services described in Paragraph (3) of Annex A; (ii) the lump sum payment described in Paragraph (1) of Annex A; (iii) payments (including any acceleration of vesting or payments) under equity incentive awards described in Section 4(e) where the full amount of such payments is treated as a parachute payment under the regulations under Section 280G of the Code and (iv) payments (including any acceleration of vesting or payments) under equity incentive awards described in Section 4(e) where less than the full amount of such payments is treated as a parachute payment under the regulations under Section 280G of the Code. Within any category of payments and benefits (that is, (i), (ii), (iii) or (iv) of this Section 5(a)): (A) a reduction will occur first with respect to amounts that are not nonqualified deferred compensation within the meaning of Section 409A of the Code and then with respect to amounts that are; and (B) the payment and/or benefit amounts (including the acceleration of vesting or payments) to be reduced, if applicable, shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 5. To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Company shall retain an adviser (which may be the Accounting Firm) to value, services to be provided by the Executive (including the Executive refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that Total Payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 280G of the Code.

(b)	If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder:

(i)	It is possible that amounts will have been paid or distributed by the Company to the Executive that should not have been so paid or distributed (each, an “Overpayment”). In the event that the

Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive, determines that an Overpayment has occurred, then the Executive shall pay to the Company the minimum amount required, as determined by the Accounting Firm, to avoid any Excise Tax; and

(ii)	It is also possible that amounts which will not have been paid or distributed by the Company could have been paid or distributed to the Executive (each, an “Underpayment”), consistent with calculations required to be made under this Section 5. In the event that a determination is made by the Accounting Firm (based upon controlling precedent or substantial authority) that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to the Executive, together with interest at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the Executive to pay an Excise Tax. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).

6.	No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the covenants contained in the Proprietary Information, Inventions and Restrictive Covenant Agreement will further limit the employment opportunities for the Executive. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the penultimate sentence of Paragraph 2 of Annex A.

7.	Funding; Professional Fees and Expenses.

(a)	It is the intent of the Company that the Executive not be required to incur unnecessary fees and expenses for the retention of attorneys, accountants, actuaries, consultants, and/or other professionals (“professionals”) in connection with the interpretation, enforcement or defense of the Executive’s rights under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. If the Executive retains one or more professionals of the Executive’s choice in the reasonable belief that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any arbitration or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company will reimburse the Executive for the reasonable fees and expenses of such professionals; provided that the Executive prevails in any respect in connection with the interpretation, enforcement or defense of the Executive’s rights under this Agreement. Such reimbursements will be made within twenty-five business days (but in any event no later than the last day of the Executive’s tax year following the tax year in which occurs the later of the Executive prevailing in any respect or the Executive incurring the expense) after delivery of the Executive’s written requests for reimbursement, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. The reimbursements or in-kind benefits to be provided by the Company in one taxable year will not affect the reimbursement or in-kind benefits that the Company is obligated to pay in any other taxable year, and the Executive’s right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

(b)	Without limiting the obligations of the Company pursuant to this Agreement, in the event a Change in Control occurs, the Board may determine, in its sole discretion, to secure the performance of the Company’s obligations under this Agreement by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Company shall be a party, providing, among other things, for the payment of severance compensation to the Executive pursuant to Section 4, and providing that the reasonable fees and related expenses of one or more professionals selected from time to time by the Executive pursuant to Section 7(a) shall be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such professional in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this subsection shall not limit the rights of the Executive hereunder. Upon the earlier to occur of (i) a Change in Control or (ii) a declaration by the Board that a Change in Control is imminent, the Company may to the extent it has not previously done so:

(i)	transfer to trustees of such trust agreements to be added to the principal of the trusts a sum equal to (A) the present value on the date of the Change in Control (or on the fifth business day following the day that the Board has declared a Change in Control to be imminent) of the payments to be made to the Executive under the provision of Section 4, less (B) the balance in the Executive’s accounts provided for in such trust agreements as of the most recently completed valuation thereof, as certified by the trustee under each trust agreement; provided, however, that if the trustee under any trust agreement, respectively, does not so certify by the end of the fourth business day after the earlier of such Change in Control or declaration, then the balance of such respective account shall be deemed to be zero. Any payments of severance compensation or other benefits hereunder by the trustee pursuant to any trust agreement shall, to the extent thereof, discharge the Company’s obligation to pay severance compensation and other benefits hereunder, it being the intent of the Company that assets in such trusts be held as security for the Company’s obligation to pay severance compensation and other benefits under this Agreement; and

(ii)

transfer to the trustees to be added to the principal of the trusts under the trust agreements such additional amount as the Board, in its sole discretion, determines is necessary or desirable to satisfy the Company’s potential reimbursement obligations under Section 7(a). Any reimbursement of the Executive’s reasonable professional fees and related expenses by the trustees pursuant to the trust agreements shall discharge, to the extent thereof, the Company’s obligation hereunder, it being the intent of the Company that assets, if any, in such trust be held as security for the Company’s obligation under Section 7(a). The Executive understands and acknowledges that the corpus of the trust will be available to discharge not only the obligations of the Company to the Executive under Section 7(a), but also similar obligations of the Company to other executives and employees under similar provisions of other agreements.

(c)	Subject to the foregoing, the Executive shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company or any Subsidiary. Notwithstanding anything contained in this Agreement to the contrary, in no event will any amount be transferred to a trust described in Section 7(b) during a “restricted period” within the meaning of Section 409A(b)(3)(A) of the Code.

8.	Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

9.	Successors and Binding Agreement.

(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)	This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)

This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and 9(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

10.	Notices. For all purposes of this Agreement, all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

11.	Compliance with Section 409A of the Code.

(a)	To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent.

(b)	Notwithstanding any provisions of Section 4 and Annex A to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) on the Executive’s Termination Date and if any portion of the payments or benefits to be received by the Executive upon separation from service (within the meaning of Section 409A) would be considered deferred compensation under Section 409A, amounts of deferred compensation that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Termination Date (the “Delayed Payments”) and benefits that constitute deferred compensation that would otherwise be provided pursuant to this Agreement (except for the benefits described in Paragraph 3 of Annex A) (the “Delayed Benefits”) during the six-month period immediately following the Executive’s Termination Date (such period, the “Delay Period”) will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Executive’s Termination Date and (ii) the Executive’s death (the applicable date, the “Permissible Payment Date”). The Company will pay interest on the Delayed Payments and the value of the Delayed Benefits at the rate specified in Section 4(b).

(c)	Each payment to be made to the Executive under the provisions of Section 4 or Annex A will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A. Further, coverages provided during one taxable year will not affect the degree to which coverages will be provided in any other taxable year.

(d)	A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement and Annex A providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A).

(e)	If any provision of the Agreement needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the minimum extent and in the manner necessary to be in compliance with such requirements of the Code any such modification will maintain the same economic results as were intended under the Agreement. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A. Payments made to the Executive under the Agreement in error shall be returned to the Company and do not create a legally binding right to such payments.

12.	Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio and federal law, without giving effect to the principles of conflict of laws of such State.

13.	Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

14.

Miscellaneous. Subject to Section 13, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement[, and effective as of the date first written above, this Agreement supersedes and completely replaces the Severance Agreement, by and between the Company and the Executive, dated as of

_________]. The headings used in this Agreement are intended for convenience of reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. References to Paragraphs are to Paragraphs of an Annex to this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

15.	Dispute Resolution.

(a)	Any dispute between the parties under this Agreement will be resolved through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which the Company’s principal executive offices in the United States are based) and the arbitration will be conducted in that location under the rules of said Association. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 13. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination. Any arbitration or action pursuant to this Section 15 will be governed by and construed in accordance with the substantive laws of the State of Ohio and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State.

(b)	The hearing and arbitration proceedings (as well as any resulting judicial proceedings seeking to enforce or vacate any arbitration award) will be conducted in a confidential manner and both the conduct and the results of the arbitration will be kept confidential by the parties, except to the extent disclosure is required by applicable law. The arbitrator will be advised of the confidentiality of the proceedings and any award and decision of the arbitrator will be written in such a way as to protect the confidentiality of personal information or information made (or recognized as) confidential by any confidentiality agreement.

16.	Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 1, 3(c), 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 16, 17, 19 and 20 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

17.	Beneficiaries. The Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 10. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to the Executive’s beneficiary, estate or other legal representative.

18.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

19.	Insurance; Indemnification. During the Severance Period and through at least the fifth anniversary of the Executive’s Termination Date, the Company agrees to maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and to indemnify the Executive to the maximum extent permitted under the applicable law. During the Severance Period and while potential liability exists after the Executive’s Termination Date, the Company shall cover the Executive under directors’ and officers’ liability insurance in the same amount and to the same extent as the Company covers its other officers and directors.

20.	Recovery of Payments. Notwithstanding anything in this Agreement to the contrary, any payments made pursuant to this Agreement shall be subject to recovery by the Company pursuant to any clawback policy established by the Company in effect immediately prior to a Change in Control, including any policy adopted pursuant to Section 10D of the Exchange Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

LINCOLN ELECTRIC HOLDINGS, INC.

By:
Christopher L. Mapes
Chairman, President and Chief Executive Officer

Date:
[NAME] [TITLE]

Annex A

Severance Compensation

1.	A lump sum payment in an amount equal to (A) three (3), if the Executive is a Tier I Executive as of immediately prior to the Change in Control, (B) two (2), if the Executive is a Tier II Executive as of immediately prior to the Change in Control or (C) one (1), if the Executive is a Tier III Executive as of immediately prior to the Change in Control, times the sum of (i) Base Pay (at the highest rate in effect for any period within three years prior to the Termination Date), plus (ii) incentive pay (in an amount equal to the greater of the Executive’s target bonus under the Management Incentive Plan on the Termination Date or the average annual Management Incentive Plan amounts paid to the Executive over the two years preceding the Termination Date). The Executive’s Tier for purposes of this Annex A shall be determined in accordance with the following chart:

Tier	Title/Position
Tier I Executive	Chief Executive Officer
Tier II Executive	Member of the Management Committee
Tier III Executive	Senior Vice President who is not a member of the Management Committee

2.

Health and Life Benefits. For a period of 36 months following the Termination Date, or, if Section 3(c) applies, the date of the Change in Control (the “Continuation Period”), the Company will arrange to provide the Executive with health and life insurance benefits (as such health and life insurance benefits are described within the definition of Employee Benefits) (the “Health and Life Benefits”) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater (if Section 3(a) or Section 3(b) applies), those that the Executive was receiving or entitled to receive at any time during the period commencing immediately prior to the Change in Control and ending immediately prior to the Termination Date), except that, notwithstanding Section 1(f), the level of any such Health and Life Benefits to be provided to the Executive under this Paragraph 2 may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Health and Life Benefits. At the expiration of the Continuation Period, upon the Executive’s request, the Company will arrange to provide Health and Life Benefits as described in the preceding sentence provided that such Health and Life Benefits are permitted to be provided under a policy, plan, program or arrangement of the Company or any Subsidiary. During the

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Continuation Period, if and to the extent that any benefit described in this Paragraph 2 is not or cannot be provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself provide for such Health and Life Benefits. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of the Executive’s dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” will be the termination of the Continuation Period and the Executive will be considered to have remained actively employed on a full-time basis through that date. Further, for purposes of the immediately preceding sentences and for purposes of calculating service or age to determine the Executive’s eligibility for Health and Life Benefits, including benefits under any retiree medical benefits or life insurance plan or policy, the Executive will be considered to have remained actively employed on a full-time basis through the termination of the Continuation Period. Health and Life Benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable benefits are actually received by the Executive from another employer or under title XVIII of the Social Security Act (Medicare) following the Executive’s Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. Notwithstanding anything in the Agreement or this Paragraph 2 to the contrary, (i) the full cost of Health and Life Benefits provided pursuant to this Paragraph 2 will be paid by the Executive and (ii) the Company shall not be obligated to provide any Health and Life Benefits pursuant to this Paragraph 2 if the provision of such Health and Life Benefits would result in the imposition of any additional taxes or penalties on the Company or any Subsidiary.

3.	The Company will provide the Executive with third-party outplacement services suitable to the Executive’s position for the period following the Executive’s Termination Date and ending on December 31 of the second calendar year following such Termination Date or, if earlier, until the first acceptance by the Executive of an offer of employment, provided, however, that in no case will the Company be required to pay in excess of $100,000, if the Executive is a Tier I Executive as of immediately prior to the Change in Control, $50,000, if the Executive is a Tier II Executive as of immediately prior to the Change in Control, or $30,000, if the Executive is a Tier III Executive as of immediately prior to the Change in Control, over such period in providing outplacement services and that all reimbursements hereunder will be paid to the Executive within thirty (30) calendar days following the date on which the Executive submits the invoice but no later than December 31 of the third calendar year following the year of the Executive’s Termination Date.

4.	The payments and benefits under this Annex A are consideration in part for the Executive’s commitments under the Proprietary Information, Inventions and Restrictive Covenant Agreement that the Executive is required to execute pursuant to Section 4(a).

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